Exhibit 99.1

MEDIA RELEASE

Conference Call at 2:00 p.m. PT, February 24, 2005 - Advanced Power Technology will conduct a conference call at 2:00 p.m. PT, Thursday, February 24, 2005 webcast simultaneously for interested investors via the Company’s corporate web site at www.advancedpower.com.  The call can be accessed live by dialing 888-208-1812.  International callers please dial 719-457-2654.  The content of the call will remain available for replay on the Internet for 30 days.  In addition, a telephone replay of the conference call will be available for 30 days and can be accessed at 888-203-1112 and from international locations at 719-457-0820; pass code 5389040.

ADVANCED POWER TECHNOLOGY REPORTS

FOURTH QUARTER AND YEAR ENDED 2004 RESULTS

Bend, Oregon, February 24, 2005 – Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, today reported financial results for the fourth quarter and year ended December 31, 2004.

2004 Financial Highlights

•                  2004 revenues increased to $67.8 million, compared with 2003 revenues of $48.9 million, a 38.7 % increase.

•                  2004 net income in accordance with GAAP was $3.1 million or $0.27 per diluted share, compared to 2003 net loss of $3.3 million or $(0.32) per share.

•                  2004 pro forma net income increased to $5.1 million or $0.45 per diluted share, compared to a 2003 net loss of $671,000 or $(0.06) per share.

•                  2004 pro forma gross margin improved to 37.6% of revenue compared to 34.0% in 2003.

•                  2004 cash flow generated from operations increased to $3.7 million, compared to 2003 cash flow generated from operations of $2.3 million.

Fourth Quarter Review

For the fourth quarter of 2004, revenues were $16.0 million, up 27.8 percent from $12.5 million for the fourth quarter of 2003, and down 14.1 percent from $18.7 million for the third quarter of 2004.  Net income for the fourth quarter 2004 in accordance with generally accepted accounting principles (GAAP) was $676,000, or $0.06 per diluted share.  This compares to the fourth quarter 2003 net loss of $1.9 million or $(0.18) per share and to the third quarter 2004 net income of $1.2 million or $0.11 per diluted share.  On a GAAP basis, gross margin for the fourth quarter 2004 was 36.1 percent of revenue compared to 31.0 percent in the year-ago quarter and 33.8 percent in the prior quarter.

Excluding non-cash purchase accounting charges related to acquisitions, the non-cash charge related to deferred tax assets and certain previously announced restructuring charges, the pro forma net income for the fourth quarter ended December 31, 2004 was $1.2 million or $0.11 per diluted share, compared to a pro forma net loss of $329,000 or $(0.03) per share in the year-ago quarter and a pro forma net income of $1.9 million or $0.17 per diluted share in the third quarter of 2004.  Excluding non-cash purchase accounting charges associated with acquisitions and restructuring charges, pro forma gross margin for the fourth quarter 2004 was 37.8 percent of revenue compared to 33.2 percent in the year-ago quarter and 35.3 percent in the prior quarter.

Pro forma net income (loss) and pro forma gross margin, which differs from net income (loss) and gross margin in accordance with GAAP, excludes the non-cash valuation allowance for deferred tax assets, the non-cash charges related to acquisitions, and certain restructuring charges.  A reconciliation of pro forma and GAAP net income (loss) is included with the attached financial statements.  The financial results that exclude certain charges are not in accordance with GAAP.  APT management uses these non-GAAP measures internally to evaluate the company’s performance and manage its operations, and believes that these measures provide useful information for understanding the operating results and comparing prior periods.

Full Year Review

For the full year 2004, revenues were $67.8 million, compared with $48.9 million for the full year 2003, a 38.7 percent increase.  Net income for the full year 2004 in accordance with GAAP was $3.1 million or $0.27 per diluted share, compared to a net loss of $3.3 million or $(0.32) per share for the full year 2003.

Pro forma net income for the full year ended December 31, 2004 was $5.1 million or $0.45 per diluted share, compared to a pro forma net loss of $671,000 or $(0.06) per share in the prior year.  Excluding non-cash purchase accounting charges associated with acquisitions, pro forma gross margin for the full year 2004 was 37.6 percent of revenue compared to 34.0 percent in the prior year.

Patrick Sireta, Chief Executive Officer commented, “In 2004 the business environment improved markedly in the first half of the year but then softened starting in the third quarter, primarily in the semiconductor capital equipment market.  In this environment we grew faster year over year than the overall semiconductor industry at 39% versus 28%, and we completed several restructuring actions expected to lead to lower costs in 2005. Our fourth quarter financial results were in line with our expectations and consistent with previous guidance.  As we announced in our January 10, 2005 press release we experienced soft demand during the fourth quarter of 2004 from customers in the semiconductor capital equipment and the communications and data processing markets.”

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially.  These statements do not include the potential impact of any investments outside the ordinary course of business, or mergers or acquisitions that may be completed after February 24, 2005.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The inclusion of any statement in this release does not constitute a suggestion by the Company or any other person that the events or circumstances described in such statements are material.  The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

Revenues for the first quarter ending March 31, 2005 are expected to be in the range of $13.2 million to $13.8 million, unchanged from the guidance previously given.  In addition, in its January 10, 2005 news release the Company indicated that it expects to resume sustained sequential revenue growth in the second quarter of 2005. This expectation is consistent with the increased level of orders that the Company has received in the first seven weeks of the first quarter of 2005, at $9.3 million, compared to $11.2 million for the entire fourth quarter of 2004.

At the anticipated revenue levels indicated above, gross margin for the first quarter 2005, exclusive of non-cash purchase accounting charges associated with acquisitions, is expected to be in the 32.0 percent to 34.0 percent range.

R&D expenses in the first quarter 2005 are expected to be approximately 9 to 10 percent of revenues and SG&A expenses are expected to be 23.5 percent to 24.5 percent of revenues.  The R&D and SG&A estimates include the operating expenses of PowerSicel, Inc. which was acquired by APT on January 7, 2005. These R&D and SG&A expense estimates are exclusive of non-cash purchase accounting charges associated with acquisitions.  Interest income in the first quarter 2005 is expected to be approximately $35,000.

On January 7, 2005 the Company acquired PowerSicel, Inc.  The purchase accounting charges associated with this and prior acquisitions have been excluded from the first quarter 2005 guidance provided in this release.

Overall, the pro forma net earnings per share for the first quarter of 2005 are expected to be in the range of a $(0.02) loss per share to break-even.  Although the Company has fully reserved for its net deferred tax assets, alternative minimum tax rules limit the utilization of net operating losses that can be used to offset taxable income.  Therefore, the Company expects an effective tax rate of 2.5 percent in the first half of 2005. However, if at such time the Company is able to determine it is more likely than not that it will be able to utilize its net operating losses, the reserve against net deferred tax assets will be reversed.

“Through the course of 2004, we focused on several specific strategic initiatives which we believe will be important to our ability to grow profitably including consolidation of certain manufacturing operations, global expansion of our RF sales and the extension of our technology portfolio in areas such as Silicon Carbide.  On a pro forma basis we are now targeting to perform at a financial model which drives 43% gross margin, 7.5% R&D expenses, 18% SG&A expenses, 17.5 % operating profit and 11.5% profit after tax.  We expect to run approximately at this financial model level when our sales reach $22.5 million per quarter or $90 million annually.  Our goal is to reach such levels of sales and profitability at a six to eight quarter horizon”, concluded Mr. Sireta.

About Advanced Power Technology

With Operations in Bend, Oregon, Santa Clara, California, Montgomeryville, Pennsylvania, Boulder, Colorado and Bordeaux France, APT is a leading supplier of power semiconductors for RF, Microwave, Linear, and Switchmode Applications.  For additional information on Advanced Power Technology, visit its Web site at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements, including the metrics discussed under “Business Outlook” above, are subject to a number of uncertainties and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; the ability of the Company to integrate newly-acquired operations efficiently and to commercialize newly-acquired technology;  and other uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission including our Form 10-K filed on March 10, 2004.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028

Fax:  (541) 389-1241

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

(unaudited)

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2004	2003	2004	2003
Revenues, net	$16,023	$12,538	$67,837	$48,892

Cost of goods sold	9,965	8,370	42,326	32,262
Amortization of technology rights & other	269	276	1,086	1,118
Total cost of goods sold	10,234	8,646	43,412	33,380

Gross profit	5,789	3,892	24,425	15,512

Operating expenses:
Research and development	1,231	950	3,804	3,001
Selling, general and administrative	3,758	3,697	16,855	14,763
Restructuring charges	199	405	558	645
In-process research and development charges	—	—	170	—
Total operating expenses	5,188	5,052	21,387	18,409

Income (loss) from operations	601	(1,160)	3,038	(2,897)

Other income (expense), net:
Interest, net	62	53	209	217
Other, net	38	89	(109)	(29)

Income (loss) before income taxes	701	(1,018)	3,138	(2,709)

Provision for income taxes	25	846	82	621

Net Income (loss)	$676	$(1,864)	$3,056	$(3,330)

Net Income (loss) per share:
Basic	$0.06	$(0.18)	$0.29	$(0.32)
Diluted	$0.06	$(0.18)	$0.27	$(0.32)
Weighted average number of shares used in the computation of net income (loss) per share:
Basic	10,687	10,441	10,620	10,410
Diluted	11,115	10,441	11,202	10,410

ADVANCED POWER TECHNOLOGY, INC

SUPPLEMENTAL PRO FORMA DISCLOSURES *

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME (LOSS)

(In thousands except per share amounts)

(unaudited)

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2004	2003	2004	2003
Reported GAAP net income (loss)	$676	$(1,864)	$3,056	$(3,330)
Purchase accounting adjustments related to acquisitions:
Cost of sales:
Intangible asset amortization	269	269	1,076	1,077
Deferred compensation amortization	—	7	10	41
Selling, general and administrative:
Deferred compensation amortization	—	8	12	50
In-process research and development charges	—	—	170	—
Restructuring charges	199	405	558	645
Expenses associated with the filing and subsequent withdrawal of our registration statement, included in Other, net	44	—	225	—
Tax effect of pro forma adjustments	(10)	—	(23)	—
Valuation allowance on deferred tax assets	—	846	—	846
Pro forma net income (loss)	$1,178	$(329)	$5,084	$(671)

Pro forma net income (loss) per share:
Basic	$0.11	$(0.03)	$0.48	$(0.06)
Diluted	$0.11	$(0.03)	$0.45	$(0.06)
Weighted average number of shares used in the computation of pro forma net income (loss) per share:
Basic	10,687	10,441	10,620	10,410
Diluted	11,115	10,441	11,202	10,410

* Supplemental pro forma disclosures are not based on generally accepted accounting principles (GAAP), but are provided to explain the impact of certain significant items.  In accordance with SEC regulation G, the Company believes that this disclosure is useful to investors and creditors of the Company as it is a way to explain the impact of certain accounting charges included in the Company’s operating results due to acquisitions, restructuring activities, valuation of deferred taxes and other charges.

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Dec 31, 2004	Dec 31, 2003
Assets
Current assets:
Cash and cash equivalents	$4,149	$3,664
Short term investments in available-for-sale securities	11,675	11,900
Accounts receivable, net	10,044	7,564
Inventories, net	14,647	12,382
Prepaid and other current assets	2,196	2,436
Total current assets	42,711	37,946

Property and equipment, net	11,357	11,002
Long term investments in available-for-sale securities	1,000	1,000
Other assets	110	174
Intangible assets, net	7,734	8,811
Goodwill	15,570	15,570
Total assets	$78,482	$74,503

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,143	$3,471
Accrued expenses	2,193	2,695
Total current liabilities	6,336	6,166

Other long term liabilities	108	127
Total liabilities	6,444	6,293

Stockholders’ equity:
Common stock	108	106
Additional paid in capital	89,138	88,625
Treasury stock	(1,761)	(1,761)
Deferred stock compensation	—	(21)
Accumulated other comprehensive income	545	309
Accumulated deficit	(15,992)	(19,048)
Total stockholders’ equity	72,038	68,210
Total liabilities and stockholders’ equity	$78,482	$74,503